Exhibit 99.1
WYNN RESORTS ISSUES UPDATE ON WYNN AL MARJAN ISLAND
LAS VEGAS, March 11, 2026, 6:00 AM PT – Wynn Resorts, Limited (NASDAQ: WYNN) ("Wynn," "we" or the "Company") offered an update, current as of time of issue, on Wynn Al Marjan Island, its resort under development in Ras Al Khaimah, in the United Arab Emirates (UAE).
The Company continues to be in regular communication with the governments of the United States and Ras Al Khaimah, UAE, so that we can make informed decisions. The Company believes the broad defense posture of the UAE has worked extremely well, and we have confidence in the UAE’s ability to keep its population safe.
We note that for broad segments of the local population, business continues to follow normal patterns. Our project construction has resumed following a short pause. Steps have been taken to ensure the safety and security of all employees working on site.
The Wynn Design and Development team overseeing the construction, architecture, and design of project, and the resort executive team leading operational strategy and planning, have been able to continue their work in a consistent manner. Wynn employees have been offered the opportunity to work from abroad, if their home embassy recommends they do so.
We will continue to closely monitor the situation; any additional impacts on the project will be assessed in due course.
The Company thanks its employees and the construction teams in the UAE for their truly remarkable commitment and professionalism during this extraordinary time.